UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

     CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 1, 2006

CVS CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-01011	05-0494040
(Commission File Number)	(IRS Employer Identification No.)

One CVS Drive
Woonsocket, Rhode Island	02895
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (401) 765-1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒   Soliciting material pursuant to Rule 14A-12 under the Exchange Act (17 CFR 240.14a -12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant's Business and Operations

   Item 1.01 Entry into a Material Definitive Agreement

     On November 1, 2006 CVS Corporation, a Delaware corporation (“CVS”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Caremark Rx, Inc., a Delaware corporation (“Caremark”), and Twain MergerSub Corp., a Delaware corporation and wholly owned subsidiary of CVS (“Merger Sub”). The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Caremark, with Caremark continuing as the surviving corporation and a wholly owned subsidiary of CVS. A copy of the press release announcing these matters is attached as Exhibit 99.1 to this document.

     The summary below of the principal terms of the Merger Agreement is contained in, and the Merger Agreement is filed as an exhibit to, this Form 8-K to provide you with information regarding the terms of the Merger Agreement and the summary and exhibit are not intended to modify or supplement any factual disclosures about CVS or Caremark in our respective public reports filed with the SEC. In particular, the Merger Agreement and related summary are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to CVS or Caremark. The representations and warranties have been negotiated with the principal purpose of establishing the circumstances in which a party may have the right not to close the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocates risk between the parties, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable under the securities laws.

THE MERGER AGREEMENT

     At the effective time and as a result of the merger, each share of common stock of Caremark, par value $0.001 per share, issued and outstanding immediately prior to the effective time of the merger will be cancelled and converted into the right to receive 1.670 shares of common stock, par value $0.01 per share, of CVS.

     Pursuant to the Merger Agreement, as of the effective time of the merger, the board of directors of the new company will be split evenly between individuals who were directors of CVS and Caremark prior to the effective time.

     CVS and Caremark have made customary representations, warranties and covenants in the Merger Agreement, including, among others, covenants (a) to conduct their respective businesses in the ordinary course consistent with past practice during the interim period between the execution of the Merger Agreement and the consummation of the merger, (b) not to engage in certain kinds of transactions during such period, (c) to convene and hold a meeting of their respective stockholders to consider and vote upon the approval of the transaction and (d) that, subject to certain exceptions, the Boards of Directors of CVS and Caremark will each recommend that their respective stockholders approve the transaction.

     Consummation of the merger is subject to customary conditions, including (a) approval of the transaction by the common stockholders of both CVS and Caremark in accordance with Delaware law and the requirements of the New York Stock Exchange, (b) absence of any applicable law prohibiting the merger, (c) expiration or termination of the Hart-Scott-Rodino Act waiting period and certain other regulatory approvals, (d) subject to certain exceptions, the accuracy of the representations and warranties of each party, (e) performance in all material respects of each party of its obligations under the Merger Agreement and (f) the delivery of customary opinions from counsel to CVS and counsel to Caremark that the merger will qualify as a tax-free reorganization for federal income tax purposes.

     The Merger Agreement contains certain termination rights for both CVS and Caremark in certain circumstances.

Section 8 - Other Events

   Item 8.01 Other Events

     The Merger Agreement governs the contractual rights between the parties in relation to the merger. We have included the above summary of its principal terms and attached the Merger Agreement as an exhibit to, this Form 8-K to provide you with information regarding the terms of the Merger Agreement and the summary and report are not intended to modify or supplement any factual disclosures about CVS or Caremark in our respective public reports filed with the SEC. In particular, the Merger Agreement and related summary are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to CVS or Caremark. The representations and warranties have been negotiated with the principal purpose of establishing the circumstances in which a party may have the right not to close the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocates risk between the parties, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable under the securities laws.

   Item 9.01 Financial Statements and Exhibits

     Exhibit No.

     2.1 Agreement and Plan of Merger dated as of November 1, 2006 among CVS, Caremark. and Merger Sub.

     99.1 Press release dated November 1, 2006 relating to the proposed business combination of CVS and Caremark.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CVS CORPORATION

Date:	November 2, 2006	By:	/s/ David B. Rickard

			Name:	David B. Rickard
			Title:	Executive Vice President, Chief
Financial Officer and Chief
Administrative Officer